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                                                                      EXHIBIT 12

                         AK STEEL HOLDING CORPORATION
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             (dollars in millions)

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                                               --------------------------------------------------------------
                                                       1996         1997        1998        1999         2000
                                                     ------       ------      ------      ------       ------
Pretax Income                                        $264.5       $321.0      $309.4      $141.9       $210.1
Interest expense                                       76.1        111.7        84.9       123.7        136.1
Interest factor in rent expense                         2.5          2.6         2.5         3.0          3.0
Undistributed income from equity companies             (0.4)         0.9         1.5        (1.4)         1.4
                                               --------------------------------------------------------------
Total earnings                                       $342.7       $436.2      $398.3      $267.2       $350.6


Total combined fixed charges                         $129.4       $177.8      $173.8      $173.9       $142.6


Ratio of earnings to combined fixed charges             2.6          2.5         2.3         1.5          2.5


Combined fixed charges:
           Preferred dividends                       $ 48.3       $ 42.3      $ 27.0      $ 25.8       $  1.0
           Interest expense                            76.1        111.7        84.9       123.7        136.1
           Capitalized interest credit                  2.5         21.2        59.4        21.4          2.5
           Interest factor in rent expenses             2.5          2.6         2.5         3.0          3.0
                                               --------------------------------------------------------------
           Total combined fixed charges              $129.4       $177.8      $173.8      $173.9       $142.6
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